Exhibit 99.1

Recent Developments Liquidity and Capital Resources

     GMAC. GMAC’s funding strategy and liquidity position have been materially adversely affected by the ongoing stress in the credit markets that began in the middle of 2007 and reached unprecedented levels during recent months. The capital markets remain highly volatile, and GMAC’s access to liquidity has been and continues to be significantly reduced. These conditions, in addition to the reduction in GMAC’s credit ratings, have resulted in increased borrowing costs and GMAC’s inability to access the unsecured debt markets in a cost-effective manner. Furthermore, GMAC has regular renewals of outstanding bank loans and credit facilities. Based on existing asset availability and eligibility criteria, GMAC currently has available approximately $500 million of capacity under its secured credit lines. However, GMAC has the ability to significantly increase the amount of available capacity based on future asset origination and potential availability. Although GMAC’s material committed facilities due to mature in the third quarter were renewed at revised terms, some facilities have not been renewed. See GMAC’s quarterly report on Form 10-Q for the period ending September 30, 2008 for additional information regarding such facilities. This has placed additional pressure on GMAC’s liquidity position. GMAC’s inability to renew the remaining loans and facilities as they mature would have a further negative impact on its liquidity position. GMAC also has significant maturities of unsecured debt each year. Approximately $1.8 billion of GMAC’s outstanding unsecured debt matures in the fourth quarter of 2008, $12.8 billion matures in 2009 and $8.8 billion matures in 2010. In addition, as of September 30, 2008, GMAC has approximately $38.7 billion of outstanding unsecured debt (including $14.6 billion of Smart Notes and $3.9 billion of Demand Notes, although such amount of outstanding Demand Notes has significantly declined since September 30, 2008) which is not subject to the private exchange offers and cash tender offers for certain outstanding GMAC and ResCap debt securities announced by GMAC on November 20, 2008 (the “offers”). In order to retire these instruments, GMAC either will need to refinance this debt, which will be very difficult should the current volatility in the credit markets continue or worsen, or generate sufficient cash to retire the debt.

     In addition, a significant portion of GMAC’s customers are those of GM and GM dealers and other GM-related employees. As a result, a significant adverse change in General Motors Corporation’s (“GM”) business or financial position will have a significantly adverse effect on GMAC’s profitability and financial condition. In its Quarterly Report on Form 10-Q for the period ended September 30, 2008, GM reported that it had suffered significant losses from 2005 through the nine months ended September 30, 2008 and its estimated liquidity during the remainder of 2008 would be at or near the minimum required to operate its business unless, among other things, economic and automotive industry conditions significantly improve, it received substantial proceeds from asset sales, it gained access to capital markets and other private sources of funding, it received government funding under one or more current or future programs, or some combination of the foregoing. See the risk factor entitled “The profitability and financial condition of our operations are heavily dependent upon the performance, operations and prospects of GM” in Exhibit 99.3 of our current report on Form 8-K filed on November 20, 2008.

     Our business continues to be affected by these conditions and has led us to take several actions to manage resources during this volatile environment. Certain of these steps have included: aligning automotive originations with available committed funding sources in the United States and abroad; streamlining operations to suit the current business plans; growing GMAC Bank within applicable regulatory guidelines; reducing risk in our balance sheet; and divesting select non-core operations. We are also focused on pursuing strategies to increase flexibility and access to liquidity with the primary focus of continuing to support automotive dealers and customers. Ongoing initiatives include participating in the Federal Reserve’s commercial paper purchase program through the Company’s asset-backed conduit, New Center Asset Trust (NCAT), the making of the offers and evaluating the use of other government programs, such as the Troubled Asset Relief Program. Furthermore, we are engaging in discussions with federal regulatory authorities regarding bank holding company status. Our business requires a significant amount of unrestricted liquidity for working capital purposes and to fund our business. If GMAC is unable to successfully execute some or all of its current plans, including to consummate the offers, obtain approval to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and to participate in the Capital Purchase Program, it could have a material adverse effect on its liquidity, operations and/or financial position. In addition, if the offers are completed and GMAC’s applications to become a bank holding company under the BHC Act and/or to participate in the Capital Purchase Program are not approved, as a result of cash outflows associated with the offers and otherwise, GMAC may be required to execute asset sales or other liquidity generating actions over and above its normal finance activities to provide additional working capital and repay debt as it matures and GMAC’s inability to do so would have a material adverse effect on its business, results of operations and financial position (including its ability to meet debt maturities in 2009).

     ResCap. ResCap remains highly leveraged relative to its cash flow and continues to recognize substantial losses resulting in a significant deterioration in capital. ResCap has been negatively impacted by the events and conditions in the mortgage banking industry and the broader economy. The market deterioration has led to fewer sources of, and significantly reduced levels of, liquidity available to finance ResCap’s operations. Most recently, the widely publicized credit defaults and/or acquisitions of large financial institutions in the marketplace has further restricted credit in the United States and international lending markets. As of September 30, 2008, ResCap had $2.3 billion of remaining equity (including equity in GMAC Bank) and has averaged $1.14 billion in losses per quarter during each of the last 8 quarters. ResCap’s November 17, 2008 interest payment on certain of its outstanding notes was made only after GMAC’s determination to provide ResCap the support actions described below. In light of ResCap’s liquidity and capital needs, combined with volatile conditions in the marketplace, if GMAC no longer continues to support the capital or liquidity needs of ResCap or ResCap is unable to successfully execute its other initiatives, there is substantial doubt about ResCap’s ability to continue as a going concern and it would have a material adverse effect on ResCap’s business, results of operations, and financial position.

     During the second quarter of 2008, Cerberus FIM Investors, LLC (“Cerberus”), the sole managing member of FIM Holdings LLC, the owner of a 51% interest in us, committed to purchase certain assets at ResCap’s option consisting of performing and nonperforming mortgage loans, mortgage-backed securities, and other assets for net cash proceeds of $300 million. During the third quarter, the following transactions were completed with Cerberus:

  On July 14 and 15, 2008, ResCap, through its consolidated subsidiary GMAC Mortgage LLC (“GMAC Mortgage”), agreed to sell securitized excess servicing on two populations of loans to Cerberus consisting of $13.8 billion in unpaid principal balance of Freddie Mac loans and $24.8 billion in unpaid principal balance of Fannie Mae loans, capturing $591.2 million and $981.9 million of notional interest-only securities, respectively. The sales closed on July 30, 2008, with net proceeds of $175.1 million to ResCap.
  On September 30, 2008, ResCap completed the sale of certain of its model home assets to MHPool Holdings LLC (MHPool Holdings), an affiliate of Cerberus, for cash consideration consisting of approximately $80.0 million, subject to certain adjustments, primarily relating to the sales of homes between June 20, 2008 and September 30, 2008, resulting in a net purchase price from MHPool Holdings of approximately $59.0 million. The purchase price is subject to further post-closing adjustments that are not expected to be material.

     These transactions entered into between ResCap and Cerberus satisfied the previously announced commitment by Cerberus to purchase assets of $300.0 million.

     We have also recently taken several actions intended to improve liquidity and support the capital structure of ResCap:

  On July 31, 2008, ResCap and GMAC finalized the Resort Finance Sale Agreement pursuant to which GMAC Commercial Finance LLC (“GMACCF”) acquired 100% of ResCap’s Resort Finance business for a cash purchase price equal to the fair market value of the business. On June 3, 2008, ResCap received an initial deposit of $250.0 million representing estimated net proceeds related to this transaction. Upon final pricing and execution of the sale, ResCap was required to repay a portion of the initial deposit to GMACCF in the amount of $153.9 million representing the difference between the deposit it had received and the valuation.

On September 30, 2008, we contributed to ResCap certain notes of ResCap that we had previously purchased in open market transactions with a face amount of $92.8 million and a fair value of approximately $51.0 million. Accordingly, ResCap recorded a capital contribution for our purchase price of $51.0 million and a gain of $42.2 million on extinguishment of debt representing the difference between the carrying value and GMAC’s fair market value purchase price. In addition, we forgave $2.5 million of accrued interest related to these notes increasing the total capital contribution to $53.5 million.

On September 30, 2008, we also forgave debt outstanding of $101.5 million under the loan and security agreement (the “GMAC Secured MSR Facility”) with Residential Funding Company LLC

(“RFC”) and GMAC Mortgage. The debt forgiveness reduced the overall GMAC Secured MSR Facility indebtedness. This facility was due to mature on October 17, 2008. Subsequent to September 30, 2008, the GMAC Secured MSR Facility matured and was renewed to May 1, 2009 with additional amendments to the original terms, including reducing the advance rates from 85.0% to 76.6% and reducing the amount of GMAC’s lending commitment by $84.0 million as of October 17, 2008, with a subsequent commitment reduction of $84.0 million effective as of October 22, 2008, and further commitment reductions equal to any amounts of the outstanding indebtedness forgiven by GMAC, including the $101.5 million forgiven on September 30, 2008, as a contribution of capital to ResCap and its subsidiaries.

Under a Receivables Factoring Facility, GMACCF has purchased an additional $167.3 million face amount of receivables from ResCap during the three months ended September 30, 2008 ($753.6 million of purchases since June 17, 2008, with cash proceeds from all the sales to date totaling $640.6 million). ResCap recorded a cumulative net loss of $113.0 million related to these transactions for the nine months ended September 30, 2008.

On October 31, 2008, the GMAC Board of Directors approved forgiveness of ResCap indebtedness related to the GMAC Secured MSR Facility in an amount sufficient to allow ResCap to maintain a consolidated tangible net worth, as defined therein, of $350 million as of October 31, 2008. The amount forgiven was approximately $239 million. As a result of this debt forgiveness, ResCap remained in compliance with its credit facility financial covenants as of October 31, 2008 which require ResCap to maintain a monthly consolidated tangible net worth of $250 million, among other requirements. For this purpose, consolidated tangible net worth is defined as ResCap’s consolidated equity, excluding intangible assets and equity in GMAC Bank to the extent included in ResCap’s consolidated balance sheet.

The GMAC Board of Directors, or, in the case of the ResMor transaction described below, GM and FIM Holdings, have approved additional transactions with a combined value of up to $500 million intended to improve ResCap’s liquidity and support its capital structure. Such transactions include:

o	GMAC will enter into an agreement to purchase from certain Canadian subsidiaries of ResCap (the “ResMor sellers”) all of the outstanding equity interests of ResMor Trust Company (“ResMor”), a Canadian federally incorporated trust company and an indirect wholly owned subsidiary of ResCap that engages in the residential mortgage finance business.

Simultaneously with, and as a condition to, the execution and delivery of the purchase agreement, GMAC Residential Funding of Canada, Limited, one of the ResMor sellers, as borrower, will enter into a Loan Agreement and a Pledge and Security Agreement with GMAC in an amount equal to the purchase price of ResMor. The total purchase price for the ResMor acquisition and the amount of the loan is expected to be approximately CDN$82 million. The purchase will include the cash and short term deposits on ResMor’s balance sheet, which, as of October 31, 2008, totaled CDN$358 million.

o	GMAC has agreed to provide certain subsidiaries of ResCap with a new senior revolving loan facility (the “new loan facility”). The final terms and size of the facility are yet to be determined.

o	GMAC and ResCap will potentially enter into additional transactions, including additional loans, asset purchases and other transaction, intended to support ResCap within the $500 million approval described above.

     As of September 30, 2008, ResCap had intercompany debt outstanding to GMAC in an amount of $3.3 billion (comprised of the Secured Revolver and MSR Facility and net of $750 million first loss participation of GM and Cerberus). Assuming full participation in the ResCap offers, GMAC will have acquired an additional $9.3 billion of outstanding debt of ResCap. In addition, we may, but are not obligated to, take further actions to provide ResCap with additional funding and capital during the pendency of the offers. Such actions may include, among others, debt forgiveness, additional loans and/or other funding sources. GMAC does not currently intend to take further actions in support of ResCap if the GMAC offers are not completed. Except as set forth above, we have not made, and are not making, any commitment to continue to fund ResCap or to forgive ResCap debt and we are not subject to any contractual obligation to do so regardless of whether the offers are completed.

     During the third quarter of 2008, ResCap’s consolidated tangible net worth, as defined under the master agreement (as defined below), fell below $1.0 billion giving Fannie Mae the right to pursue certain remedies under the master agreement and contract (the “master agreement”) between GMAC Mortgage, its consolidated subsidiary, and Fannie Mae. In light of the decline in ResCap’s consolidated tangible net worth, as defined, Fannie Mae has requested additional security for some of ResCap’s potential obligations under the Fannie Mae agreements. ResCap has reached an agreement with Fannie Mae, under the terms of which ResCap will provide Fannie Mae additional collateral valued at $200 million, and agree to sell and transfer the servicing rights on mortgage loans having an unpaid principal balance of approximately $12.7 billion, or approximately 9% of the total principal balance of loans ResCap services. Fannie Mae has indicated that in return for these actions, Fannie Mae will agree to forbear, until January 31, 2009, from exercising contractual remedies otherwise available due to the decline in consolidated tangible net worth, as defined. Actions based on these remedies could have included, among other things, reducing ResCap’s ability to sell loans to Fannie Mae, reducing its capacity to service loans for Fannie Mae, or requiring it to transfer servicing rights of loans ResCap services for Fannie Mae. ResCap believes that selling the servicing rights related to the loans described above will have an incremental positive impact on ResCap’s liquidity and overall cost of servicing, since it will no longer be required to advance delinquent payments on those loans. However, meeting Fannie Mae’s collateral request will have a negative impact on ResCap’s liquidity. Moreover, if Fannie Mae deems ResCap’s consolidated tangible net worth, as defined, to be inadequate following the expiration of the forbearance period referred to above, and if Fannie Mae then determines to exercise their contractual remedies as described above, it would adversely affect our profitability and financial condition.

     Even following the actions described above, ResCap requires additional liquidity and/or capital generating actions over and above its normal mortgage finance activities to provide it with additional working capital. As of September 30, 2008, the borrowing base of the $3.5 billion senior secured credit facility with GMAC allowed for total borrowings of $3.0 billion and ResCap had approximately $2.9 billion outstanding thereunder (including $750 million first loss participation of GM and Cerberus). As ResCap actively manages its liquidity, certain asset liquidation initiatives it may take include, among other things, the sales of retained interests in its mortgage securitizations, the sales of its mortgage servicing rights, marketing of its United Kingdom and continental Europe mortgage loan portfolios, whole-loan sales, and marketing of businesses and platforms that are unrelated to its core mortgage finance business. Moreover, the amount of liquidity ResCap needs may be greater than currently anticipated as a result of additional factors and events (such as interest rate fluctuations and margin calls) that increase its cash needs, causing it to be unable to independently satisfy its near-term liquidity and capital requirements.

     ResCap’s current initiatives include, but are not limited to, the following: continued work with all of its key credit providers to optimize all available liquidity options; continued sales of assets and other restructuring activities; focused production on government and prime conforming products; exploration of strategic alternatives such as alliances, joint ventures and other transactions with third parties; and continued exploration of opportunities for funding and capital support from GMAC and its affiliates. Most of these initiatives are affected by factors outside of ResCap’s control, resulting in increased uncertainty regarding their successful execution. There are currently no substantive binding contracts, agreements or understandings with respect to any particular transaction of such kind.

     ResCap remains heavily dependent on GMAC and its affiliates for funding and capital support and there can be no assurance that GMAC or its affiliates will continue such actions. If GMAC had not taken the actions described above in the third quarter and October 2008, ResCap would not have been in compliance with the net worth covenant applicable to numerous of its credit facilities. If additional financing or capital were to be obtained from GMAC, its affiliates and/or third parties, the terms may contain covenants that restrict ResCap’s freedom to operate its business. Additionally, ResCap’s ability to participate in any governmental investment program, either directly or indirectly through GMAC, is unknown at this time.

Application to Become a Bank Holding Company

     On November 14, 2008, we submitted an application to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for approval to become a bank holding company under the BHC Act. We are seeking this new status from the Federal Reserve to obtain maximum financial flexibility and stability and to enhance our liquidity position and our ability to fund our automotive and mortgage finance businesses. If approved, we believe that conversion to a bank holding company would provide us with expanded opportunities for funding. See the risk factors under the section entitled “Risks Related to Our Becoming a Bank Holding Company” in Exhibit 99.3 to our current report on Form 8-K filed on November 20, 2008.

     In connection with our application, the Federal Reserve has informed us that it will require us to implement certain actions prior to gaining approval. Among other things, such actions may include (i) achieving an aggregate amount of outstanding capital of approximately $30 billion which may be subject to change by the Federal Reserve (a significant portion of which will be obtained as a result of the offers, if successful), including approximately $2 billion of new capital from third parties or existing equity holders that will qualify as Tier 1 capital under the BHC Act and be acceptable to the Federal Reserve, (ii) modifying our capital, shareholder and governance structure to be consistent with the regulatory requirements applicable to bank holding companies, (iii) obtaining all necessary banking regulatory approvals, (iv) modifying our capital funding plan and (v) certain other actions in connection therewith. The required new capital may take the form of an investment in common stock, or preferred stock of GMAC or a GMAC subsidiary. Any such investment is expected to be on market terms that may be more or less favorable than the terms of the new preferred stock or the new subordinated notes. In addition, the Federal Reserve or other regulators may require actions different from those described above, including that we raise more or less capital, or require additional actions in connection with our application. Certain of these potential actions could require us to obtain the consent of third parties. There can be no assurance that we will be successful in our efforts to complete the foregoing actions or that, regardless of whether such measures are successfully completed, our application to become a bank holding company will be approved.

     We are presently in discussions with the Federal Deposit Insurance Corporation (the “FDIC”) regarding possible participation in its Debt Guarantee Program which is a part of the Temporary Liquidity Guarantee Program (the “TLG Program”). Based on our discussions with the FDIC, it is our present intention to apply to participate in the TLG Program upon our becoming a bank holding company and the consummation of the offers, if such actions are successful. As of November 20, 2008, we do not expect to be eligible to participate in the TLG Program immediately upon consummation of the offers. Even if we become a bank holding company and consummate the offers, there can be no assurance that our request to participate in the TLG Program will be approved by the FDIC.

     If our bank holding company application is approved, GMAC would become subject to the consolidated supervision and regulation of the Federal Reserve. GMAC would also be subject to the Federal Reserve’s risk-based and leverage capital requirements and information reporting requirements for bank holding companies. GMAC does not currently meet such capital requirements. Following the conversion to a bank holding company, the Federal Reserve will have authority to conduct on-site examinations of GMAC and any of its affiliates, subject to coordinating with any state or federal functional regulator of any particular affiliate. It is possible that certain of GMAC’s existing activities will not be deemed to be permissible for bank holding companies. If so, GMAC will be required to divest such activities prior to the expiration of a grace period established by the Federal Reserve. Such grace periods may be shorter, but are typically two years, with the possibility of three one-year extensions for a total grace period of five years. GMAC does not believe that such required divestments, if any, will have a material adverse impact on its financial condition or results of operations.

     Upon GMAC becoming a bank holding company, GMAC Bank would continue to be subject to Sections 23A and 23B of the Federal Reserve Act, which currently restrict GMAC Bank’s ability to lend to affiliates, purchase assets from them or enter into certain other affiliate transactions, including any entity that directly or indirectly controls or is under common control with GMAC Bank. Specifically, Section 23A prohibits GMAC Bank from purchasing certain low-quality assets from its affiliates or engaging in specified “covered transactions” with any one affiliate that exceed 10% of its capital stock and surplus or with all of its affiliates that, in the aggregate, exceed 20% of its capital stock and surplus.

     In connection with our application to become a bank holding company under the BHC Act, we have also applied to the Federal Reserve for an exemption from Section 23A. We are seeking the exemption for a one-time series of transfers of approximately $2.4 billion of mortgage servicing rights to GMAC Bank as well as a permanent exemption to allow GMAC Bank to originate retail loan and lease assets, regardless of whether or not GMAC provides financing for the inventory vehicle. No assurances can be given that the Federal Reserve will grant our request for an exemption from Section 23A, or that such request will be granted on the terms and conditions requested by us.

     GM is currently an affiliate of GMAC Bank for purposes of Section 23A. In connection with our application to become a bank holding company under the BHC Act, we are also seeking from the Federal Reserve a determination under, or exception from, Section 23A to provide that GM will not be deemed an affiliate of GMAC Bank. Following GMAC’s conversion to a bank holding company, if GM were to continue to be an affiliate of GMAC Bank, the 10% and 20% tests described  above would still apply to GMAC Bank’s relationship with GM. Consequently, our plans to move material portions of our business into GMAC Bank would be materially adversely affected.

     Assuming our application to become a bank holding company under the BHC Act and our application for an exemption from Section 23A are approved, we expect to originate new automotive leases and mortgage related assets in GMAC Bank. We expect that such originations would target borrowers with credit scores above 620, which have historically comprised over 80% of our originations. Over time, we also plan to move a significant amount of the origination of our wholesale dealer assets to GMAC Bank. In order to finance such activities, we expect to increase both retail and brokered deposits in GMAC Bank through emphasis on new marketing programs, to move capacity in our secured bank facilities to GMAC Bank and also to explore securitization programs as GMAC Bank grows. Even if our bank holding company and Section 23A exemption applications are successful, we cannot assure you that the foregoing actions will be taken and, if taken, that they will be successful.

Issuance of Preferred Stock Pursuant to the Capital Purchase Program

     In October 2008, Congress passed the Emergency Economic Stabilization Act of 2008, under which the Troubled Asset Relief Program (the “TARP”) and the Capital Purchase Program have been created. On November 14, 2008, we submitted an application to the U.S. Department of the Treasury (the “U.S. Treasury”) to participate in the Capital Purchase Program, conditional upon becoming a bank holding company under the BHC Act. Under the Capital Purchase Program, the U.S. Treasury will purchase senior perpetual preferred stock of eligible institutions on standardized terms from qualifying financial institutions, including bank holding companies. The U.S. Treasury will purchase an amount of preferred stock of a participating qualifying financial institution of not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.  Because we are a limited liability company and our capital stock consists of common and preferred limited liability company units and not common or preferred stock, it is not entirely clear exactly what form any U.S. Treasury investment in us would take. Converting into a corporation may facilitate our participation in the Capital Purchase Program, although the U.S. Treasury may allow us to maintain our limited liability company status. See “—The Conversion of GMAC into a Corporation.”

     Assuming the U.S. Treasury purchases a form of preferred security on the same terms as they have indicated they would purchase preferred shares of other corporations, such preferred security will qualify as Tier 1 capital and will rank senior to common units and pari passu with existing preferred equity, other than preferred equity which by its terms ranks junior to any other existing preferred equity. Except under certain circumstances, the preferred securities will have a liquidation preference of $1,000 per share. The preferred securities will pay a cumulative distribution rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after year five, payable quarterly in arrears. The preferred securities will be non-voting, other than class voting rights on matters that could adversely affect the securities. The preferred securities will be callable at par after the third anniversary of their issuance. Prior to the third anniversary of the issue date of the preferred securities, the preferred securities may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 qualifying perpetual preferred or common equity. The U.S. Treasury may also transfer the preferred securities to a third party at any time.

     For as long as any preferred stock issued pursuant to the Capital Purchase Program is outstanding, no dividends other than possibly tax distributions if we maintain our limited liability company form may be declared or paid on a qualifying financial institution’s junior preferred stock, preferred stock ranking pari passu with the preferred stock issued pursuant to the Capital Purchase Program (which would include the new preferred stock of Blocker Sub), or common stock (other than, in the case of preferred shares ranking pari passu with the preferred stock issued pursuant to the Capital Purchase Program, dividends on a pro rata basis with the preferred stock issued pursuant to the Capital Purchase Program) unless, in each case, all accrued dividends on the preferred stock issued pursuant to the Capital Purchase Program have been paid in full. In addition, the qualifying financial institution may not repurchase or redeem any junior preferred stock, preferred stock ranking pari passu with the preferred stock or common stock, unless it has fully paid all of its accrued dividend obligations under the preferred stock issued pursuant to the Capital Purchase Program. Recently, the U.S. Treasury set forth guidelines for the warrant component of the Capital Purchase Program applicable to non-public qualified financial institutions. Under these guidelines, the U.S. Treasury would receive warrants to purchase net shares of preferred stock having an aggregate liquidation preference equal to 5% of the preferred amount on the date of investment and the warrants would pay dividends at the rate of 9% per annum.

     There can be no assurances as to when or if we will be successful with respect to our application to become a bank holding company under the BHC Act or eligible for the Capital Purchase Program and if successful, exactly what the terms and amount of the U.S. Treasury investment will be.

Expected Effects of the Offers on GMAC’s Liquidity and Capital Resources

     Under current market conditions and with GMAC’s current credit ratings, GMAC’s ability to take the necessary steps of cost-effectively refinancing debt maturing in the near term or raising additional money to fund its operations in the near term is severely restricted. Successful completion of the offers, conversion to a bank holding company under the BHC Act and participation in the Capital Purchase Program will reduce the need for GMAC to raise new funds and use its existing cash and cash equivalents and investment securities to repay old notes.

     In addition, in connection with our application to become a bank holding company under the BHC Act, GMAC must comply with the risk-based and leverage capital requirements of the BHC Act. The offers, conversion to a bank holding company under the BHC Act and participation in the Capital Purchase Program, if successful, will increase GMAC’s capital levels while reducing the amount of its outstanding debt. If the offers are successfully completed, it is currently expected that GMAC would exceed the minimum capital requirements under the BHC Act and such minimum may or may not be sufficient for the Federal Reserve to approve our application. If the offers are not completed, there can be no assurance that GMAC will be able to take alternative steps to meet the capital requirements of the BHC Act. If a bank holding company fails to satisfy regulatory capital requirements, it can be subject to serious consequences ranging in severity from being precluded from making acquisitions, to becoming subject to formal enforcement actions and FDIC receivership.

     If we are unable to successfully convert to a bank holding company under the BHC Act and complete the ResCap Offering or the offers, it would have a near-term material adverse effect on our business, results of operations, and financial position. Even after the successful implementation of all of the actions described above, including our conversion to a bank holding company under the BHC Act, participation in the Capital Purchase Program and the offers, GMAC will continue to have substantial maturities of both unsecured and secured debt which must be renewed, refinanced or otherwise liquidated from other actions to raise cash or capital, and ResCap will remain highly leveraged relative to its cash flows. As a result, each of GMAC and ResCap may be required to execute asset sales or other liquidity generating actions over and above its normal finance activities to provide additional working capital and repay debt as it matures.

     In addition, whether or not the offers, the ResCap Offering, our applications to become a bank holding company or to participate in the Capital Purchase Program are successful, we may take additional actions to increase our capital levels or otherwise improve our liquidity position. Such actions may include, among other things, repurchasing or redeeming certain of our outstanding debt or commencing a tender or exchange offer for our outstanding notes that are not subject to the offers. In addition, as of September 30, 2008, we have approximately $38.7 billion of outstanding unsecured debt (including $14.6 billion of Smart Notes and $3.9 billion of Demand Notes, although the amount of outstanding Demand Notes has significantly declined since September 30, 2008) which is not subject to the offers.

Reduction in Automotive Financing Activities

     In response to the current credit environment and other market conditions, our North American Automotive Finance operation has temporarily implemented a more conservative purchase policy for consumer automotive financing. Specifically, in the United States we have recently temporarily reduced retail lending significantly by limiting purchases to contracts with customers having a credit score of 700 or above, and have restricted contracts with an advance rate equal to or less than the dealer invoice. We have also recently increased the rates we charge dealers for non-incentivized consumer automotive financing. GMAC and GM are currently in discussions related to potential modifications to the Financing Services Agreement and related agreements between GMAC and GM. In addition, in connection with our application to become a bank holding company under the BHC Act, the Federal Reserve may also require modifications to the Financing Services Agreement. Resulting modifications could include, among other things, changes to GMAC exclusivity rights, GMAC obligations to meet certain performance targets, and duration of the agreements. GM and GMAC are also discussing potential changes to GM’s existing option to repurchase GMAC’s auto finance business, the current cap on GMAC unsecured exposure to GM, and other existing arrangements. Modifications to these agreements, if any, that may be entered into in the future could have a material net positive or material net negative effect on our business, financial condition and profitability.

     These changes in pricing and underwriting are related to the current market environment, which have reduced our access to funding and increased our cost of funds. Additionally, our International Automotive Finance operations recently announced plans to cease retail and wholesale originations in Australia and New Zealand, and retail originations in certain European markets and further plans to implement a more conservative pricing policy throughout the remaining European markets in which we operate to more closely align lending activity with the current availability of liquidity in the capital markets. We expect these actions to remain in place until the credit markets stabilize and accessibility to liquidity improves. While future market conditions remain uncertain, we expect global automotive financing volume to decrease in the near term as a result of these actions.

Potential Additional Actions

GMAC may take additional actions to increase its capital levels or otherwise improve its liquidity position whether or not the offers, its applications to become a bank holding company or to participate in the Capital Purchase Program are successful. Such actions may include, among other things, repurchasing or redeeming certain of its outstanding debt or commencing a tender or exchange offer for its outstanding notes that are not subject to the GMAC offers or ResCap offers.

There can be no assurances as to when or if any additional actions described above with respect to improving GMAC’s liquidity position would be taken.

Evaluation of Conversion of GMAC into a Corporation

     GMAC is a limited liability company under Delaware law, and it is currently evaluating converting GMAC into a corporation. Conversion of GMAC into a corporation would expand GMAC’s ability to raise additional capital in the future, including, for example, by allowing GMAC to offer shares of common or preferred stock in a public offering. In addition, converting into a corporation may facilitate GMAC’s participation in the Capital Purchase Program created under the Emergency Economic Stabilization Act of 2008, although the U.S. Treasury may allow GMAC to maintain its limited liability company status. GMAC is currently evaluating the timing of a corporate conversion and the means by which GMAC would become a corporation. A corporate conversion may be effected through a variety of means, including, for example: the direct conversion of GMAC into a corporation through a statutory conversion; the creation of a holding company above GMAC and the exchange of substantially all of GMAC’s outstanding equity interests for equity interests of such holding company; the acquisition by

Preferred Blocker, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of GMAC (“Blocker Sub”), of substantially all of GMAC’s outstanding equity interests in exchange for stock of Blocker Sub; and the merger of GMAC with and into Blocker Sub. As part of a corporate conversion or subsequent to any such conversion, one or more special purpose vehicles that currently own an indirect interest in GMAC through FIM Holdings LLC or other direct or indirect owners of GMAC may also merge into GMAC.

     After a corporate conversion, holders of GMAC common stock, preferred stock and notes may have different rights as holders of interests in a corporation than as holders of interests in a limited liability company. In addition, while GMAC is presently a partnership for income tax purposes and therefore not generally subject to U.S. federal and state corporate income taxes, GMAC intends (subject to board approval) to make tax distributions to its members. After the conversion GMAC would be subject to such entity-level  federal and state corporate taxes.  In addition, in the event of a corporate conversion, GMAC would be required to restore its deferred tax assets and liabilities to its books. The result is expected to be a net deferred tax liability that could be up to approximately $2 billion. The amount of the deferred tax liability would reduce GMAC’s capital by the amount restored to GMAC’s books upon the corporate conversion.

     In accordance with GMAC’s limited liability company operating agreement, in order to effectuate a corporate conversion pursuant to which GMAC is no longer a partnership or a disregarded entity for federal income tax purposes, GMAC would need the prior written consent of (i) for so long as each of FIM Holdings and certain of its permitted transferees (the “FIM Holders”) and GM and certain of its permitted transferees (the “GM Holders”) hold in excess of 20% of the combined voting power of our Class A and Class B Membership Interests (the “Voting Power”), the holders of a majority of the Class A Membership Interests held by the FIM Holders and the holders of a majority of the Class B Membership Interests held by the GM Holders, voting separately, (ii) at any time when the FIM Holders hold in excess of 20% of the Voting Power and the GM Holders do not hold in excess of 20% of the Voting Power, the holders of a majority of the Class A Membership Interests held by the FIM Holders and (iii) at any time that the GM Holders hold in excess of 20% of the Voting Power and the FIM Holders do not hold in excess of 20% of the Voting Power, the holders of a majority of the Class B Membership Interests held by the GM Holders. As of the date hereof, the FIM Holders held 51% of the Voting Power and the GM Holders held 49% of the Voting Power.

There can be no assurances as to when or if an effective corporate conversion will occur.